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                                   EXHIBIT 10.58

               BOARD POLICY REGARDING TAXATION OF NONQUALIFIED OPTION

                     EXERCISE UPON AND AFTER CHANGE OF CONTROL


BACKGROUND: The Company has issued to its directors and/or executive officers certain nonqualified options in Company stock. The recipient of a nonqualified option grant can expect to realize income taxable at ordinary income rates under
Section 83(a) of the Internal Revenue Code. This taxation is normally triggered upon exercise or other disposition of the option(s) under Treasury Regulation 1.83-7(b)(2) and in most cases not on the date of grant.

The income tax realized is based upon the spread between the excess in fair market value over the exercise price. This spread, taxed at ordinary income tax rates, will be included in the optionees' taxable income in the year exercised or disposed of.

Since nonqualifed options are considered to be issued - - in part - - in recognition of or payment for director and/or executive officer services, they have an appearance of wages, and certain taxes may be required to be paid related to the exercise. Yet, due to the unique nature of nonqualifed options, and recognizing that the exercise price must go to the corporation to purchase the stock, an alternative mechanism must be found to "fund" the payment of taxes. This is normally through the sale of some of the stock being exercised. It is in the Company's interest to see that the director and/or executive officer who exercises nonqualifed options to purchase Company stock be required to sell as little stock as possible in order to fund this tax obligation related to the exercise of nonqualified stock options.

One method to minimize the number of shares that a director and/or executive officer is required to liquidate to fund the tax obligation is to refund an indirect tax benefit given to the Company and created by the exercise. Upon exercise or other disposition of the nonqualifed option, the Company normally receives an equivalent deduction for the spread being taxed to the optionee. This is, essentially, the mirror image of the sum being taxed to the optionee and is a deduction given to the Company due to the decision of the director to exercise and not due to any direct activity of the Company. As such, it is in its nature simply a windfall to the Company that results in a tax benefit to the Company given for no other reason than the exercise of a nonqualified option. That windfall has an ascertainable value which can be a refundable payment to the optionee.

The Directors feel that prior to any change in control that the tax burden imposed upon the exercising optionee should be borne by the exercising optionee and the reciprocal tax benefit remaining with the Company as its benefit since the decision to exercise is the optionee's decision. However, upon change of control in the Company, the decision to exercise become less voluntary. A director or executive officer's service may be terminated at that point - either immediately or sometime after the change in control has occurred. The director or executive officer, pursuant to the plan which issued the nonqualifed options would likely be required to exercise those options, if at all, at potentially a tax disadvantageous time. As such, the Directors feel that the company

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should assist a director or executive officer at such time to minimize the tax burden imposed by exercising nonqualifed options following the change in control and continuing thereafter until the service of the optionee as director and/or executive officer ends. If during the period between change in control and termination of employment an optionee exercises the nonqualified option(s) granted, either in part or in whole, the Company acknowledges that such exercise may not be wholly voluntary and agrees to be responsible for refunding a sum equal to the imputed tax benefit(s) provided to the Company by the option exercise occurring upon or after change of control and paying or crediting said imputed tax benefit to the optionee as set forth below.

POLICY: The Board, pursuant to its enabling resolution passed in August 1997, hereby institutes the following specific policies:

NONQUALIFIED OPTIONS EXERCISED PRIOR TO CHANGE IN CONTROL. Directors or executive officers exercising any nonqualifed options prior to the effective date for change in control of the Company (change of control being generally defined as an acquisition of more than 20% of the Company's common stock; a change in the majority of the current Board of Directors; or, the liquidation or dissolution of the Company or of substantially all the assets of the Company) shall be responsible for any and all taxes incurred as a result of his or her exercise as set forth in the plan governing the nonqualified options and applicable law. No payment or credit shall be given to the exercising optionee for pre-change of control exercises of nonqualified options for the imputed tax benefit realized by the Company as a result of exercise of nonqualified options.

NONQUALIFIED OPTIONS EXERCISED UPON OR AFTER CHANGE OF CONTROL. Directors or executive officers exercising any nonqualifed options upon or after the effective date for changing control of the Company (change in control being generally defined as an acquisition of more than 20% of the Company's common stock; a change in the majority of the current Board of Directors; or the liquidation or dissolution of the Company or of substantially all the assets of the Company) until the termination of employment shall be responsible for any and all taxes incurred as a result of his or her exercise as set forth in the plan governing the nonqualified options and applicable law; provided, however, and under the circumstances of this subparagraph (b), the Company agrees to and shall pay to the director or executive officer within fifteen (15) days of receipt of the sums from the optionee to purchase nonqualifed options the estimated imputed value of the tax benefit realized or reasonably estimated to be realized by the Company, if any, as a result of the exercise. Should, upon later final determination, the estimated imputed value be found to be greater than or less than the estimated payment made to the optionee, an appropriate adjusting payment to or from the optionee shall be made.


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